Exhibit 99.1

CONTACT

Jon W. Clark

Chief Financial Officer

(212) 297-1000

Or

Laura Godfrey Guttman

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP. REPORTS FIRST QUARTER 2009 RESULTS

First Quarter Highlights

•                  For the quarter, generated funds from operations (“FFO”) of $1.2 million, a decrease of $22.8 million from the $24.0 million of FFO generated in the same quarter of the previous year.  On a diluted per common share basis, FFO was $0.02 and $0.69 for the first quarter of 2009 and 2008, respectively.

•                  For the quarter, the net loss to common stockholders was $27.3 million, or $0.55 per diluted common share, a decrease of $50.4 million from net income of $23.1 million, or $0.66 per diluted common share, for the same quarter in the previous year.  Depreciation expense increased to $27.5 million, as compared to $1.1 million, in the prior year’s quarter.  The increase in depreciation in 2009 is due to the increase in depreciable commercial real estate acquired in the American Financial Realty Trust (“AFR”) acquisition in April 2008.

•                  Resolved or substantially amended $268.2 million of the Company’s recourse debt obligations, resulting in the elimination of substantially all of the Company’s corporate-level covenants and the reduction of corporate recourse in connection with the remaining facilities to not more than $10.0 million.

•                  Reduced the Company’s debt subject to mark-to-market provisions from $95.8 million as of December 31, 2008 to $18.7 million as of March 31, 2009.

•                  In April 2009, completed the internalization of the Company’s management.  The internalization was completed through the direct acquisition of its external manager, GKK Manager LLC, which was previously a wholly-owned subsidiary of SL Green Realty Corp. (NYSE:SLG). The consideration paid to SL Green in the transaction was de minimis.

•                  Maintained approximately $182.5 million of liquidity at quarter end, a decrease of $52.6 million from the $235.0 million of liquidity reported in the prior quarter.  Liquidity at March 31, 2009 included $83.2 million of cash and cash equivalents and $99.3 million of restricted cash in the Company’s three collateralized debt obligations (“CDOs”).

•                  Closed on the sale of 24 properties with an aggregate sales price of approximately $23.1 million, including five held for sale properties.   Approximately $22.0 million of debt related to these properties was repaid.

•                  Closed on the sale to a third party of the Company’s 49.75% interest in 55 Corporate Drive, Bridgewater, NJ for $230.0 million, generating cash proceeds to the Company of approximately $17.2 million. The sale, which closed in January 2009, resulted in a reduction of the Company’s consolidated mortgage debt of $94.5 million.

•                  Generated $19.5 million of loan repayments for Gramercy Finance.  Reduced unfunded commitments associated with existing loans by $8.2 million, to $61.6 million, from $69.8 million at December 31, 2008.

•                  Recorded a gross provision for possible loan losses of $52.8 million for the quarter relating to ten separate loans, based on the Company’s quarterly review of its loan portfolio.  The Company’s reserve for possible loan losses at March 31, 2009 was $132.0 million in connection with 18 separate loans.

•                  Recorded an impairment charge of $84.4 million related to the mark-to-market of debt investments re-designated as held for sale.

Summary

NEW YORK, N.Y. — May 11, 2009 — Gramercy Capital Corp. (NYSE: GKK) today reported funds from operations (“FFO”) of $1.2 million, or $0.02 per diluted common share, and a net loss to common stockholders of $27.3 million, or $0.55 per diluted common share for the quarter ended March 31, 2009. The Company generated total revenues of $164.2 million during the first quarter, an increase of $83.8 million from the $80.4 million of total revenues generated during the same quarter of the prior year.

At March 31, 2009, the Company owned 26.6 million rentable square feet of commercial real estate in 36 states and the District of Columbia with an aggregate book value of approximately $3.9 billion, in addition to $2.1 billion of loan investments, $887.6 million of commercial mortgage-backed real estate securities investments, and $667.3 million in other assets.  As of March 31, 2009, approximately 52.5% of the Company’s assets were comprised of commercial property, 27.6% of debt investments, 11.9% of commercial mortgage-backed real estate securities and 8.0% of other assets.

Debt Restructuring

During the quarter, the Company resolved or substantially amended $268.2 million of the Company’s recourse debt obligations, resulting in the elimination of substantially all of the Company’s corporate-level covenants and the reduction of corporate recourse in connection with the remaining facilities to not more than $10.0 million. The Company’s secured and other debt was reduced by $242.4 million as compared to December 31, 2008, primarily from these restructurings.

	March 31, 2009	December 31,2008
Mortgage notes payable	$1,771,512	$1,833,005
Mezzanine loan payable	573,464	580,462
Credit facilities	—	172,301
Term loan, credit facility and repurchase facility	79,601	95,897
Collateralized debt obligations	2,607,759	2,608,065
Junior Subordinated notes	150,000	—
Other liabilities	15,000	—
Deferrable interest debentures held by trusts that issued trust preferred securities	—	150,000
Total	$5,197,336	$5,439,730

The restructurings included:

•                  On January 30, 2009, the Company exchanged $150.0 million of its outstanding trust preferred securities for $150.0 million of newly issued unsecured junior subordinated notes of GKK Capital, LP, its operating partnership.   The new notes bear a fixed interest rate of 0.5% per annum for the period commencing January 30, 2009 and ending January 29, 2012, and a fixed interest rate of 7.5% per annum thereafter through maturity on June 30, 2035, for an effective yield to maturity of 6.6% as compared to 7.7% under the previously outstanding trust preferred securities.

•                  On March 27, 2009, the Company settled its $9.5 million master repurchase facility with JP Morgan Chase Bank, N.A. (“JP Morgan”) by making a cash payment of approximately $1.9 million and transferring the full ownership and control of, and responsibility for, the related loan collateral to JP Morgan.   The Company recorded an impairment charge of $8.8 million in connection with this collateral transfer.

•                  On March 31, 2009, the Company entered into an amendment and compromise agreement with KeyBank National Association (“KeyBank”) as administrative agent for a group of lenders to settle and satisfy pre-existing loan obligations of approximately $172.3 million at a discount for a current cash payment of $45.0 million and a maximum amount of up to $15.0 million from 50% of all cash distributions received from certain junior tranches and preferred classes of securities in the Company’s CDO’s beginning in the third quarter of 2009.  The Company recorded a gain on extinguishment of debt of $107.2 million pursuant to this agreement. The $15.0 million potential cash distribution is non-interest bearing and is recorded in other liabilities on the Company’s balance sheet as of March 31, 2009.

•                  On April 7, 2009, the Company entered into an amendment with Wachovia Bank, National Association (“Wachovia”), pursuant to which the maturity date of the credit agreement was extended to March 31, 2011.  The amendment also provided for the elimination of all financial covenants,  terminated Wachovia’s right to impose future margin calls, reduced the recourse guarantee to an amount not more than $10.0 million, and  eliminated cross default provisions with respect to the Company’s other indebtedness.  The Company made a $13.0 million cash deposit and provided additional collateral to support existing letters of credit issued by Wachovia in connection with the mortgage debt obligations of certain of the Company’s subsidiaries.  The Company also agreed to forgo additional borrowings under the facility and to attempt to divest certain loan investments in future quarters to further de-lever the credit facility.  At March 31, 2009 the Company re-designated four of these investments with a carrying value of $85.6 million to held-for-sale and recorded an impairment charge of $21.5 million.

•                  On April 7, 2009, the Company entered into an amendment to the restated master repurchase agreement and amended guaranty with Goldman Sachs Mortgage Company (“Goldman”), pursuant to which all financial covenants in the repurchase agreement and the amended guaranty were eliminated and the cross default provisions with respect to the Company’s other indebtedness were eliminated. In addition, certain other provisions of the repurchase agreement and the amended guaranty were amended or deleted, including the elimination of the existing recourse liability and a relaxation of certain affirmative and negative covenants.  The Company made a cash payment to Goldman in the amount of $4.0 million to reduce the borrowings under the repurchase agreement.

Internalization

In April 2009, the Company completed the internalization of Gramercy’s management.  The internalization was completed through the direct acquisition of its external manager, GKK Manager LLC, which was previously a wholly-owned subsidiary of SL Green Realty Corp. (NYSE:SLG). The consideration paid to SL Green in the transaction was de minimis.   The internalization transformed the Company into a self-managed integrated commercial real estate finance and property investment company.  Upon completion of the internalization, the management and incentive fees payable by Gramercy to its external manager were eliminated and the Company added 77 former employees of the external manager as its employees.  The Company recorded an expense of $2.8 million for costs incurred related to the acquisition.

Gramercy Realty

Gramercy Realty’s portfolio consists of office buildings and bank branches serving primarily investment-grade rated financial institutions.  During the quarter, Gramercy Realty sold 24 properties, including five Held for Sale properties designated at the time of the AFR merger, for an aggregate sales price of approximately $23.1 million. During the quarter, 18 new leases totaling 32,046 net rentable square feet commenced.  Gramercy Realty finished the quarter at 88.5% occupancy.  Gramercy Realty’s operating property portfolio as of March 31, 2009 is summarized below:

	Number of Properties		Rentable Square Feet		Occupancy
Portfolio	At 3/31/09	At 12/31/08	At 3/31/09	At 12/31/08	At 3/31/09	At 12/31/08
Core	647	644	20,053,620	20,747,772	96.3%	96.0%
Value - Add	210	222	4,598,848	4,721,333	66.7%	701%
Subtotal	857	866	24,652,468	25,469,105	90.8%	91.2%
Held for Sale	88	103	1,917,001	1,337,709	59.8%	42.1%
Total (1) (2)	945	969	26,569,469	26,806,814	88.5%	88.7%

(1)          Excludes two legacy Gramercy joint venture net leased properties totaling of 530,000 net rentable square feet.

(2)          Citizens JV (76 properties totaling 380,000 square feet) is not included in the above table.

Gramercy Realty’s top five tenants by percentage of base rent as of March 31, 2009 were:

Tenants/Financial Institutions	Credit Rating (1)	Number of Locations	Rentable Sq. Ft.	% of Rentable Sq. Ft.
1. Bank of America, N.A.	A+	375	12,517,258	47.1%
2. Wachovia Bank, National Association (2)	AA	144	4,857,027	18.3%
3. Regions Financial Corporation (3)	A	77	689,181	2.6%
4. Citizens Financial Group, Inc. (4)	AA-	9	267,585	1.0%
5. General Services Administration (GSA)	AAA	5	226,308	0.9%
Total		610	18,557,359	69.9%

(1) All ratings from Fitch Ratings LP.

(2) Acquired by Wells Fargo Corp.

(3) Individual lease agreements with tenants that are unrated subsidiaries of Regions Financial Corporation, including Regions Bank and AmSouth Bank.

(4) Individual lease agreements with tenants that are unrated subsidiaries of Citizens Financial Group Inc., including RBS Citizens, N.A. and Citizens Bank of Pennsylvania.  Citizens Financial Group Inc. is a wholly-owned subsidiary of Royal Bank of Scotland Group PLC.

Gramercy Finance

As of March 31, 2009, debt investments owned by Gramercy Finance had a carrying value of approximately $2.1 billion, net of loan loss reserves, impairments, unamortized fees and discounts totaling $226.4 million, and had associated unfunded commitments of $61.6 million.  Commercial mortgage-backed real estate securities investments had a carrying value of $887.6 million as of March 31, 2009, net of unamortized fees and discounts of $44.2 million.  Approximately 92.0% of Gramercy Finance’s commercial mortgage-backed real estate securities investments are rated AAA by at least one rating agency, and all are funded for term in Gramercy’s three CDOs.

The aggregate carrying values, allocated by investment type, and weighted average yields of Gramercy Finance’s debt and commercial mortgage-backed real estate securities investments as of March 31, 2009 were:

	Debt Investments ($ in millions)	Percentage	Fixed Rate: Effective Yield	Floating Rate: Effective Spread
Whole Loans - floating rate	$1,154.9	55.9%	—	422 bps
Whole Loans - fixed rate	$178.9	8.6%	7.14%	—
Subordinate Mortgage Interests - floating rate	$80.3	3.9%	—	242 bps
Subordinate Mortgage Interests - fixed rate	$63.5	3.1%	9.16%	—
Mezzanine Loans - floating rate	$340.4	16.4%	—	646 bps
Mezzanine Loans - fixed rate	$237.1	11.4%	10.11%	—
Preferred Equity - fixed rate	$12.0	0.6%	10.22%	—
Subtotal	$2,067.1	100.0%	8.91%	455 bps
Commercial mortgage-backed real estate securities – floating rate	$71.9	8.2%	—	987 bps
Commercial mortgage-backed real estate securities – fixed rate	$815.7	91.8%	6.25%	—
Subtotal	$887.6	100.0%	6.25%	987 bps
Total	$2,954.7	100.0%	7.25%	479 bps

Note:  Weighted Average Effective Yield and Weighted Average Effective Spread calculations include loans classified as Non-Performing. The schedule includes Non-Performing loans classified as Whole Loans - Floating Rate of approximately $103.4 million with an effective spread of 625 basis points and Non-Performing loans classified as Whole Loans - Fixed Rate of approximately $56.8 million with an effective yield of 7.67%.

Asset yields for fixed rate and floating rate debt investments as of March 31, 2009 were 8.9% and 30-day LIBOR plus 455 basis points, respectively, compared to 9.0% and 30-day LIBOR plus 480 basis points, respectively, in the previous quarter.  First mortgage loans remain the majority of Gramercy Finance’s debt portfolio, standing at 64.5% at March 31, 2009, compared to 63.9% in the previous quarter.  The weighted average remaining term of Gramercy Finance’s debt investment portfolio was 1.8 years, unchanged from the prior quarter, and the weighted average remaining term of Gramercy Finance’s combined debt and real estate securities portfolio increased to 3.6 years from 3.3 years for the prior quarter.   Approximately $1.0 billion, or 49.0%, of the Company’s loan portfolio matures during the remainder of 2009 and the Company expects that substantially all loans that qualify will elect to extend their maturity.  Of the $1.0 billion of debt maturing in 2009, $656.8 million have the option to extend if the extension tests are met.

The Company recorded a gross provision for possible loan losses of $52.8 million for the quarter, relating to ten separate loans based on the quarterly review of its loan portfolio.  The Company’s reserve for possible loan losses at March 31, 2009 was $132.0 million in connection with 18 separate loans.  The Company incurred charge-offs totaling $9.8 million due to realized losses on two loans. The Company recorded an impairment charge of $84.4 million related to debt investments designated as held for sale.  Of the impairment, $21.5 million related to debt investments re-designated as held for sale in connection with the Wachovia restructuring, $54.1 million related to other debt investments with a carrying value of $142.4 million designated as held for sale, and $8.8 million related to collateral transferred in connection with the JP Morgan repurchase facility.

At March 31, 2009, Gramercy Finance had seven non-performing loans with a carrying value of $160.2 million, net of associated valuation allowances of $118.5 million, as compared to a carrying value of $164.8 million, net of associated loan loss reserves of $67.0 million at December 31, 2008.    At quarter-end, six loans with an aggregate carrying value of $151.9  million, net of associated loan loss reserves of $27.3 million, were classified as sub-performing, as compared to five loans with an aggregate carrying value of $216.6 million at December 31, 2009.

Investment Activity

During the quarter, Gramercy Finance acquired $ 22.5 million par value of AAA-rated commercial mortgage-backed real estate securities as follows:

	Debt Investments ($ in millions)	Percentage	Fixed Rate: Effective Yield
Commercial mortgage-backed real estate securities – fixed rate	$15.6	100.0%	11.3%

Gramercy Realty made no acquisitions during the first quarter.

Operating Results

For the first quarter, Gramercy Realty’s rental revenues totaled $78.0 million, and related operating expense reimbursements aggregated $30.1 million, as compared to the prior quarter’s rental revenues of $76.4 million and related operating expense reimbursements of $29.9 million.

Gramercy Finance’s debt investments generated investment income of $52.9 million for the first quarter, including yield maintenance and prepayment penalties, as compared to $59.5 million for the prior quarter.

Interest expense of $65.4 million for the first quarter reflects interest expense on $2.6 billion of investment-grade, long-term notes issued by our three wholly-owned CDOs, $2.3 billion of mortgage notes payable, and $79.6 million of other debt.

Management and incentive fees earned by affiliates of SL Green totaled $5.7 million for the quarter.

Marketing, general and administrative expense was $6.0 million, an increase of $0.4 million from $5.6 million in the fourth quarter of the prior year.

Liquidity and Funding

Liquidity at March 31, 2009 was $182.5 million, a decrease of $52.6 million from the $235.0 million of liquidity reported in the prior quarter.  The Company’s liquidity at March 31, 2009 included $83.2 million of cash and cash equivalents and $99.3 million of cash in its three CDOs.  The decrease in liquidity as compared to the prior quarter was primarily attributable to cash payments made in connection with the debt restructurings with KeyBank , Wachovia, Goldman, and JP Morgan.

Loan prepayments, partial repayments, and scheduled amortization payments were $19.5 million during the quarter.  Unfunded commitments associated with existing loans declined to $61.6 million from $69.8 million as December 31, 2008.  Additionally, the Company sold 24 properties acquired from AFR for an aggregate gross sales price of approximately $23.1 million.

Dividends

In 2009, the Company is restricted from paying distributions on its common and preferred stock under the terms of its $150.0 million junior subordinated debenture, other than distributions required to maintain REIT qualification to the extent the Company is required to make distributions in 2009. Beginning with the third quarter of 2008, our board of directors elected not to pay a dividend on our common stock, which for the second quarter of 2008 was $0.63 per share. Beginning with the fourth quarter of 2008, our board of directors also elected not to pay the Series A preferred stock dividend of $0.50781 per share.  The preferred stock dividend has been accrued for as of March 31, 2009.  Our board of directors will revisit the dividend policy in 2010.  If required, the Company may elect to pay dividends to satisfy its REIT distribution requirements on its common stock in cash or a combination of cash and shares of common stock as permitted under federal income tax laws.

Company Profile

Gramercy Capital Corp. is a self-managed integrated commercial real estate finance and property investment company whose Gramercy Finance division focuses on the direct origination and acquisition of whole loans, subordinate interests in whole loans, mezzanine loans, preferred equity, commercial mortgage-backed securities and other real estate securities, and whose Gramercy Realty division targets commercial properties net leased primarily to financial institutions and affiliated users throughout the

United States. Gramercy is headquartered in New York City, and has regional investment and portfolio management offices in Los Angeles, California, Jenkintown, Pennsylvania, and Charlotte, North Carolina.

Conference Call

The Company will host a conference call and audio web cast on May 12, 2009 at 2.00 p.m. EDT to discuss the first quarter financial results.

The live call will be webcast in listen-only mode on Gramercy’s web site at www.gramercycapitalcorp.com and on Thomson’s StreetEvents Network. The presentation may also be accessed by dialing 800-901-5259 Domestic or 617-786-4514 International, using pass code Gramercy.

A replay of the call will be available from May 12, 2009 5:00 p.m. through, May 21, 2009 by dialing 888-286-8010 Domestic or 617-801-6888 International, using pass code 49769389.

To review Gramercy’s latest news releases and other corporate documents, please visit Gramercy’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1000.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income (loss)) can be found on page 16 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the success or failure of our efforts to implement our current business strategy, the strength of the commercial finance and real estate property markets, and the banking industry specifically, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital and credit market conditions, bankruptcies and defaults of borrowers or tenants in our  properties or properties securing the Company’s debt investments, the Company’s ability to operate as an internally-managed company, difficulties encountered in integrating the Company’s former external  manager into the Company, the resolution of the Company’s non-performing and sub-performing assets, compliance with financial covenants, maintenance of liquidity needs, management changes, compliance with over-collateralization and interest coverage tests in the Company’s CDOs, and other factors including those listed in the Company’s Annual Report on Form 10-K and in the Company’s Quarterly Reports on Form 10-Q, which are beyond the Company’s control. The Company undertakes no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Consolidated Statements of Income

(Unaudited, amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2009	2008
Revenues
Rental Revenue	$79,716	$1,788
Investment income	52,934	74,595
Operating expense reimbursements	30,060	—
Gain on sales and other income	1,485	4,013
Total revenues	164,195	80,396

Operating Expenses
Other property operating expenses	19,355	—
Utilities	9,952	—
Real estate taxes	9,567	—
Ground rent and leasehold obligations	4,427	—
Direct billable expenses	2,163	—
Total operating expenses	45,464	—
Net operating income	118,731	80,396

Other expenses:
Interest expense	65,352	40,068
Management fees	5,672	7,145
Incentive fee	—	2,496
Depreciation and amortization	27,463	1,117
Marketing, general and administrative	5,958	2,804
Business acquisition costs	2,826	—
Impairment on loans held for sale	84,428	—
Provision for loan loss	52,771	8,000
Total expenses	244,470	61,630

Income (loss) from continuing operations before equity in net income of unconsolidated joint ventures	(125,739)	18,766
Equity in net income from unconsolidated joint ventures	2,212	3,323
Income (loss) from continuing operations before provision for taxes, gain on extinguishment of debt, and discontinued operations	(123,527)	22,089

Gain on extinguishment of debt	107,229	3,690
Provision for taxes	(2,267)	(11)
Net income (loss) from continuing operations	(18,565)	25,768
Net loss from discontinued operations	(6,370)	(297)

Net income (loss)	(24,935)	25,471
Net loss attributable to non-controlling interests	(20)	—
Net income (loss) attributable to Gramercy Capital Corp.	(24,955)	25,471
Accrued preferred stock dividends	(2,336)	(2,336)
Net income (loss) available to common stockholders	$(27,291)	$23,135

	Three Months Ended March 31,
	2009	2008

Basic earnings per share:
Net income (loss) from continuing operations, after preferred stock dividends	$(0.42)	$0.67
Net loss from discontinued operations	(0.13)	(0.01)
Net income (loss) available to common stockholders	$(0.55)	$0.66

Diluted earnings per share:
Net income (loss) from continuing operations, after preferred stock dividends	$(0.42)	$0.67
Net loss from discontinued operations	(0.13)	(0.01)
Net income (loss) available to common stockholders	$(0.55)	$0.66

Dividends per common share	—	$0.63

Basic weighted average common shares outstanding	49,860	34,854
Diluted weighted average common shares and common share equivalents outstanding	50,030	35,015

Gramercy Capital Corp.

Consolidated Balance Sheets

(Unaudited amounts in thousands, except share and per share data)

	March 31,	December 31,
	2009	2008
Assets
Real estate investments, at cost
Land	$904,196	$891,500
Building and improvements	2,414,527	2,441,839
Less: accumulated depreciation	(61,493)	(47,071)
Total real estate investments, net	3,257,230	3,286,268

Cash and cash equivalents	83,199	136,828
Restricted cash	233,140	234,781
Pledged government securities, net	100,483	101,576
Loans and other lending investments, net	1,914,606	2,213,473
Commercial mortgage-backed real estate securities	887,585	869,973
Investment in joint ventures	99,433	96,777
Assets held for sale, net	261,554	189,922
Tenant and other receivables, net	27,005	28,129
Accrued interest	23,392	25,447
Acquired lease assets, net of accumulated amortization of $44,851 and $30,760	499,652	536,212
Deferred costs, net of accumulated amortization of $32,361 and $26,451	47,016	53,248
Other assets	53,669	48,322

Total assets	$7,487,964	$7,820,956

Liabilities and Stockholders’ Equity:
Mortgage notes payable	$1,771,512	$1,833,005
Mezzanine loan payable	573,464	580,462
Credit facilities	—	172,301
Term loan, credit facility and repurchase facility	79,601	95,897
Collateralized debt obligations	2,607,759	2,608,065
Junior subordinated notes	150,000	—
Total secured and other debt	5,182,336	5,289,730

Accounts payable and accrued expenses	74,378	88,437
Management and incentive fees payable	1,972	979
Dividends payable	4,661	2,325
Accrued interest payable	8,004	8,167
Deferred revenue	99,683	98,693
Below-market lease liabilities, net of accumulated amortization of $74,639 and $53,369	845,769	846,351
Leasehold interests, net of accumulated amortization of $2,872 and $2,182	20,361	21,051
Liabilities related to assets held for sale	60,372	110,543
Derivative instruments, at fair value	206,529	157,776
Other liabilities	27,394	14,471
Deferrable interest debentures held by trusts that issued trust preferred securities	—	150,000
Total liabilities	6,531,459	6,788,523

Commitments and contingencies	—	—

	March 31,	December 31,
	2009	2008

Stockholders’ Equity:
Common stock, par value $0.001, 100,000,000 shares authorized, 49,863,831 and 49,852,243 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	50	50
Series A cumulative redeemable preferred stock, par value $0.001, liquidation preference $115,000, 4,600,000 shares authorized, 4,600,000 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	111,205	111,205
Additional paid-in-capital	1,078,109	1,077,983
Accumulated other comprehensive income	(209,522)	(160,739)
(Accumulated Deficit) retained earnings	(26,069)	1,222
Total Gramercy Capital Corp. stockholders’ equity	953,773	1,029,721
Non-controlling interests	2,732	2,712
Total Equity	956,505	1,032,433
Total liabilities and stockholders’ equity	$7,487,964	$7,820,956

FFO for the three months ended March 31, 2009 and 2008 are as follows (amounts in thousands):

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands, except per share data)

	For the Three Months Ended
	2009	2008
Net Income (loss) from continuing operations	$(27,291)	$23,135
Add:
Depreciation and amortization	30,698	4,589
FFO adjustment for unconsolidated joint ventures	1,173	186
Less:
Non real estate depreciation and amortization	(2,989)	(3,877)
Gain on Sale	(358)	—
Funds from operations	$1,233	$24,033

Funds from operations per share - basic	$0.02	$0.69

Funds from operations per share - diluted	$0.02	$0.69